Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) is made and entered into as of March 12, 2026, by and between G. William Beale (“Employee”), Blue Ridge Bankshares, Inc., a Virginia corporation (“Company”), and Blue Ridge Bank, National Association, a national banking association (“Bank” and collectively with Company, the “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, Employee is employed by the Employer pursuant to that certain amended and restated employment agreement, dated January 23, 2025, by and between Employee and Employer (the “Employment Agreement”);

WHEREAS, Employee is party to certain restricted stock award agreements, dated July 1, 2023, July 1, 2023, March 1, 2024, and April 29, 2025, between Employee and Company (the “RS Agreements”);

WHEREAS, the Parties desire to document the retirement of the Employee from his positions with Employer as of March 6, 2026 (the “Retirement Date”); and

WHEREAS, the Employer and Employee both desire to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and the Employer agree as follows:

1.
Retirement. As of the Retirement Date, Employee hereby resigns as the President and Chief Executive Officer of the Company, Chief Executive Officer of the Bank and from the Boards of Directors of the Company and the Bank, and any other officer, board, committee, or fiduciary positions that he holds for or on behalf of the Employer or any subsidiary or affiliate thereof, with no further action needed.

2.
Employer Payments.

(a) Prior Wages, Salary, and Expenses. Other than the Retirement Payments and the 2025 Short-Term Incentive Plan Payment, Employee acknowledges receipt of payment for all wages, salary, benefits, and expenses due to Employee through the date that this Agreement is executed and returned to the Employer. The Employer will make a cash payment in the gross amount of $286,137.00 for performance under the 2025 Short-Term Incentive Plan (the “2025 Short-Term Incentive Plan Payment”) within thirty (30) days of the date of this Agreement.

(b) Retirement Payments. In consideration of Employee’s agreements and promises set forth herein, the Employer will pay to Employee (such amounts collectively, the “Retirement Payments”):

(i) a lump sum cash payment in the gross amount of $180,478.13 payable within (30) days of the date of this Agreement;

(ii) monthly cash payments in the gross amount of $84,004.13 per month for twelve months, payable in accordance with the Bank’s normal payroll periods following the Retirement Date; and

(iii) The Employer acknowledges that, under the RS Agreements, Employee has previously vested as to 273,414 shares, with no further action required by the Parties. In connection with the execution of this Agreement, Employer hereby vests Employee in 18,542 shares subject to the restricted stock award agreement dated July 1, 2023. Employee acknowledges that pursuant to Section 1(b) of the RS Agreements any remaining unvested shares of his restricted stock awards are automatically forfeited as of the Retirement Date with no further action required by the Parties. With the exception of Employee’s ownership of the 291,956 shares, the Employer shall have no further obligation to him under the RS Agreements.

The Retirement Payments are subject to the Regulatory Provisions described in Section 8 of the Employment Agreement. The 2025 Short-Term Incentive Plan Payment is subject to the Regulatory and Clawback Provisions described in Sections 8 and 9(g) of the Employment Agreement. In the event that a Change of Control (as defined in the Employment Agreement) is consummated during the payment period described in Section 2(b) above, the Employer may accelerate and pay any remaining amounts due under Section 2(b) in a single lump sum payment.

3.
Tax Matters. The Employer will withhold from all amounts payable under this Agreement such federal, state, local and employment taxes as the Employer reasonably determines are required to be withheld pursuant to any applicable law. The parties agree that, if there is a future determination that taxes are due and owing on the payments set forth in this paragraph, each party will be responsible for paying any taxes, penalties, or fines required to be paid by them by any federal, state, or local taxing authority.

4. Release and Covenant Not to Sue.

(a) In exchange for the Employer’s agreement to provide the Retirement Payments, Employee (for himself, his attorneys, heirs, executors, administrators, successors, and assigns) hereby releases and discharges Company, Bank and all subsidiary and/or affiliated companies of Company and Bank as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, advisors and employees (all of whom are collectively referred to throughout this Agreement as the “Releasees”) from any and all claims, demands, and liabilities that Employee has ever had or now may have against the Releasees by reason of anything occurring, done or omitted to be done as of or prior to the effective time of this Agreement, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with the Employer or any subsidiary or affiliate thereof (collectively, the “Released Claims”).

(b) Without limiting the generality of the preceding paragraph, Employee acknowledges and agrees that the Released Claims include, but are not limited to:

(i) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, whether pursuant to the Employment Agreement, the RS Agreements, or otherwise, but excluding Employee’s wages earned but not yet paid up to the Retirement Date;

(ii) any and all common law claims, including but not limited to wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, invasion of privacy, defamation, slander, libel, fraud, misrepresentation, violations of public policy, and negligence under any theory of recovery (including but not limited to negligent supervision or retention); and

(iii) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Genetic Information Non-Discrimination Act of 2008; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Employee Retirement Income Security Act (“ERISA”); the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Pregnancy Discrimination Act; Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; and any and all similar state laws and/or state laws addressing the rights of employees and the payment of wages, including but not limited to the Virginians with Disabilities Act, the Virginia Genetic Testing Law, the Virginia Equal Pay Act, the Virginia Workers’ Compensation Act, the Virginia Occupational Safety and Health Act, the Virginia Fraud Against Taxpayers Act, the Virginia Payment of Wage Law, the Virginia Right-to-Work Law, and the Virginia Human Rights Act, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise applicable to the employment relationship between Employee and the Employer or any subsidiary or affiliate thereof.

(c) Notwithstanding any other provision contained herein, the Released Claims do not include (i) the Employer’s indemnification obligations to Employee pursuant to the Bylaws or the Amended and Restated Articles of Incorporation of the Employer, as applicable, and/or any rights to insurance coverage or defense arising from any potential claims made against Employee as a result of his employment with Employer; (ii) any vested rights that Employee may have under the terms of any 401(k) plan or other ERISA health or welfare benefit plan of the Employer; (iii) Employee’s eligibility to elect continuation of insurance coverage in accordance with provisions of state law and/or the Consolidated Omnibus Budget Reconciliation Act (COBRA); (iv) accrued but unused PTO; (v) Employee’s rights under this Agreement; and (vi) any claim that cannot be released under applicable law. The foregoing waiver, release and discharge does not waive, release or discharge claims that cannot be released by private agreement.

(d) Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, agrees and covenants that Employee will not sue or assert any claim against any of the Released Parties on any ground arising out of or related to any of the Released Claims. Employee acknowledges and agrees that this Section 4(d) does not preclude Employee from filing a charge or complaint with, or cooperating in any investigation by, any government agency (including but not limited to the Equal Employment Opportunity Commission), to the extent permitted by law, but Employee expressly releases, waives, and disclaims any right to compensation, monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively, involving any of the Released Parties. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act (“ADEA”).

(e) Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Employee admits that he has received from the Employer all rights, if any, potentially due to him pursuant to the FLSA. Employee further represents that he is aware of no facts (including any injuries or illnesses) that might lead to his filing of a workers’ compensation claim against the Employer. It is Employee’s intention to release all claims that can legally be released but no more than that.

(f) This Agreement and the payment of the Retirement Payments will in no way be construed as an admission by any of the Releasees that it, he or she has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Releasees or any of them.

5. Return of Company Property. Employee stipulates that within thirty (30) days of the date of this Agreement, (i) he will return to the Employer all of the Employer’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Employer, (ii) that he will not retain any copies of the Employer’s property, including any copies existing or stored in any electronic form or format, which reflect any Confidential Information (as such term is defined in Section 5(e) of the Employment Agreement), and (iii) that he will not disclose or transfer any such Employer property to any third party.

6. No Prior Assignment. Employee represents and warrants that Employee has not assigned, transferred, or conveyed at any time to any individual or entity any alleged rights, claims, or causes of action against the Employer.

7. Re-Affirmation of Restrictive Covenants. As a material condition of this Agreement, without which the Employer would not enter into this Agreement nor provide the benefits to Employee as set forth herein, Employee hereby re-affirms his commitment to honor the restrictive covenants set forth in Sections 5 of the Employment Agreement. Employee further represents and warrants that he has fully complied with each of the above-specified provisions at all times and acknowledges the validity and reasonableness of each of his promises set forth therein. Further, Employee acknowledges that the Defend Trade Secrets Act Disclosure, 18 U.S.C. § 1833(b) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, Employee acknowledges and understands that he has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee acknowledges and understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Nothing in this Agreement restricts or prohibits Employee or his counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Employer that Employee has engaged in such communications with the Regulators. Employee recognizes and agrees that, in connection with any such activity outlined above, Employee must inform the Regulators that the information Employee is providing is confidential.

8. Mutual Non-disparagement. Employer agrees that Employer will not make, publish or communicate to any person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Employee and other associated third parties. Employee agrees that Employee will not make, publish or communicate to any person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Company, Bank or their directors, employees, customers and other associated third parties. This Section 8 does not, in any way, restrict or impede Employee from exercising protected rights, including those described in Section 7, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Employee shall promptly provide written notice of any such order to the Employer.

9. Press Release; Media Communications. The Employer and Employee agree that the Company shall issue a press release regarding Employee’s separation from employment in the form of a mutually agreed written statement (the “Separation Announcement”), a copy of which is attached to this Agreement as Exhibit A. Following issuance of the Separation Announcement, Employee agrees that Employee will not make, publish, or authorize any further statements or comments to the media (including print, broadcast, online, podcast, or social media) regarding the Company or the Bank, its affiliates, its business, or Employee’s separation, other than (i) referring media inquiries to the Company, or (ii) as required by law, court order, or governmental or regulatory inquiry (provided that, to the extent legally permitted, Employee gives the Company prompt notice and an opportunity to seek appropriate protection). Employer agrees that Employer will direct media inquiries regarding Employee’s separation to the Separation Announcement.

10. Performance. The Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to the Employer as set forth herein including Employee’s re-affirmation of and compliance with each of the covenants specified and re-affirmed by Employee in Section 7 above. In the event that a court of competent jurisdiction or arbitrator determines that Employee has breached any such agreements or promises or causes any such agreements or promises to be breached, the Employer’s obligations to perform under this Agreement will automatically terminate and the Employer will have no further obligation to Employee. Further, Employee acknowledges and agrees that for purposes of the court’s or arbitrator’s determination of whether the Employer is entitled to the relief set forth in this Section 10, the controlling issue shall be Employee’s breach of the subject provision, with the enforceability of said provision via injunctive relief treated as a separate issue.

11. Successors and Assigns. The rights and obligations of this Agreement will bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement will pass after death to his estate.

12. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without regard to that body of law known as choice of law. Employee acknowledges that any dispute or controversy arising out of this Agreement shall be settled pursuant to the Dispute Resolution procedures described in Section 6 of the Employment Agreement.

13. Entire Agreement; Counterparts; Modification.

(a) This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the Parties hereto with respect to the subject matter hereof. This Agreement intended to be final and binding upon the Parties.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

(c) This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

14. Validity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

15. Notice. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Employer to its registered office or in the case of Employee to his last known address.

16. Acknowledgements. Employee acknowledges that it is the mutual intent of the Parties that the full release contained in this Agreement fully complies with the ADEA and the Older Workers Benefit Protection Act (“OWBPA”). Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (a) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent execution of this Agreement; (b) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims of age discrimination under the ADEA, is Employee’s knowing and voluntary act; (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (d) Employee has reviewed the Agreement; (e) Employee has twenty-one (21) calendar days within which to consider this Agreement and his signature on this Agreement prior to the expiration of this twenty-one (21) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of such period or its remainder; (f) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the addressee identified in the Notice provision above, and this Agreement does not become effective until the expiration of this seven (7) day period; (g) Employee has read and fully understands the terms of this Agreement; and (h) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the ADEA that may arise from acts occurring after the date of the execution of this Agreement.

SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING BUT NOT LIMITED TO THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH ABOVE, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

EMPLOYEE

G. William Beale

BLUE RIDGE BANKSHARES, INC.

By:

Name: Judy C. Gavant

Title: EVP & Chief Financial Officer

BLUE RIDGE BANK

By:

Name: Judy C. Gavant

Title: President & Chief Financial Officer

Exhibit A

Blue Ridge Bankshares, Inc. Announces

Executive Transition

NEWS PROVIDED BY

Blue Ridge Bankshares, Inc. →

March 12, 2026, 04:15 PM ET

RICHMOND, Va., March 12, 2026 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the "Company") (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association ("Blue Ridge Bank" or the "Bank") today announced the retirement of G. William Beale from the Company and the Bank, effective March 6, 2026.

Mr. Beale joined the Bank as CEO on May 7, 2023, and was appointed President and CEO of the Company effective July 12, 2023. During his tenure the Bank successfully exited the OCC Consent Order related to prior business activities, returning it to a profitable community bank focused on the communities it serves.

On his retirement, Mr. Beale noted, "I was hired out of retirement to do a job, and that job is now done. I'm proud of all we have accomplished during my time at the Bank, but I turned 76 last December, and it is time for me to return to retired life."

Chairman of the Board, Vance H. Spilman, commented, "the Board of Directors wants to thank Mr. Beale for the exemplary job he has done on behalf of employees, shareholders and customers, most notably overseeing the Bank's exit from the OCC Consent Order and our return to profitability."

The respective Boards of Directors have appointed Harry Golliday, Executive Vice President and Chief Credit Officer, as Interim Chief Executive Officer and President of the Company, and Interim Chief Executive Officer of the Bank. Mr. Golliday will continue to pursue the growth, capital management and strategic opportunities available to the Bank following the termination of its Consent Order in November 2025.

Mr. Golliday has over four decades of experience in the financial services industry, including serving as the Company's Chief Credit Officer since January 2024. Prior to joining the Company, Mr. Golliday served in leadership roles with CapitalOne Bank and SunTrust, after starting his career as a corporate banker with Wachovia.

"Since I joined Blue Ridge Bank in 2024," Mr. Golliday noted, "the Bank has undergone a significant change that has materially strengthened our financial condition, asset quality and business mix. I look forward to working with the Company's Board of Directors and executive team to achieve our strategic and financial goals, as the bank of choice in the communities we serve."

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company's beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "aim," "intend," "plan," or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to several known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements.

CONTACT: Judy C. Gavant, Executive Vice President and Chief Financial Officer, Investor Relations Professional, 804-518-2606, judy.gavant@mybrb.bank

SOURCE Blue Ridge Bankshares, Inc.